Exhibit 99.1

Entravision Communications Corporation Announces

Partial Redemption of its 8.750% Senior Secured Notes and $0.12 per Share Special Cash Dividend to Shareholders

SANTA MONICA, CA – November 30, 2012 – Entravision Communications Corporation (NYSE: EVC) today announced that, pursuant to the authorization of the Company’s Board of Directors, on November 29, 2012, the Company gave notice to Wells Fargo Bank, N.A., the Trustee under the Indenture, dated July 27, 2010 (the “Indenture”), governing the Company’s 8.750% Senior Secured First Lien Notes (the “Notes”) due 2017, of its intention to redeem a portion of the remaining Notes outstanding on December 31, 2012 (the “Redemption Date”), in an aggregate principal amount of $40 million, pursuant to the optional redemption provisions in the Indenture. The redemption price for the redeemed Notes will be 103% of the principal amount plus all accrued and unpaid interest and Additional Interest (if applicable pursuant to the terms of the Indenture) thereon to the Redemption Date. The company currently anticipates funding the redemption by using a combination of $20 million in cash on hand and $20 million in proceeds from a senior bank facility.

Following this redemption, approximately $324 million in principal amount of the Notes will remain outstanding. Additional information concerning the terms and conditions of the redemption will be fully described in the notice distributed to registered holders of the Notes as required pursuant to the terms of the Indenture.

The company also announced its Board of Directors has declared a special one-time cash dividend of $0.12 per share to shareholders of the company’s Class A, Class B and Class U common stock. The dividend will be payable on December 28, 2012 to shareholders of record as of the close of business on December 12, 2012, and the common stock will trade ex-dividend on December 10, 2012. The total amount of cash to be disbursed for the special dividend is expected to be approximately $10.3 million.

“Today’s announcements demonstrate our confidence in the health of our business and its ability to deliver solid cash flows, as well as our commitment to rewarding our shareholders,” said Walter F. Ulloa, Chairman and Chief Executive Office of Entravision. “We continue to review the strategic use of our capital and are pleased to further reduce our outstanding debt and return capital to shareholders through this special dividend.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities described herein.

About Entravision Communications Corporation

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and digital operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top- ranked Univision television network and Univision’s TeleFutura network, with television stations in 19 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 49 owned and operated radio stations. Additionally, Entravision has a variety of cross-platform digital content and sales offerings designed to capitalize on the company’s leadership position within the Hispanic broadcasting community. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

# # #

Contact:

Mike Smargiassi / Kathleen Hopkins

Brainerd Communicators, Inc.

smarg@braincomm.com / khopkins@braincomm.com

212-986-6667